EXHIBIT 10.22

                          BUSINESS CONSULTING AGREEMENT

         AGREEMENT made and entered into as of the 1st day of June 2000, by and between Xcel Associates, Inc. a New Jersey Corporation, with offices located at 224 Middle Road, Hazlet, New Jersey 07730 and 2517 Durango Drive, Colorado 80910 ("XAI") and OneSource Technologies, Inc. a Delaware Corporation with offices located 7419 East Helm Drive, Scottsdale, AZ 85260 ("OSTK").

                                   WITNESSETH:

     WHEREAS, XAI provides consultation and advisory services relating to business management and marketing; and

     WHEREAS, OSTK desires to utilize XAI services in connection with its operations.

     NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, XAI and OSTK hereby agree as follows:

1. Consulting Services. Effective as of June 1, 2000, by and subject to the terms and conditions herein contained, XAI shall provide business management, marketing consultation and advisory services to OSTK. Such services shall include (a) the preparation, implementation and monitoring of business and marketing plans, (b) advice concerning production layout and planning and internal control and (c) such other managerial assistance as XAI shall deem necessary or appropriate for OSTK's business.

2. Payment. In consideration for the services of XAI to be provided hereunder, OSTK agrees to issue 100,000 shares of OSTK stock to each Edward Meyer, Jr. and Edward T. Whelan. In addition, Xcel Associates, Inc. or its designee would also receive the right to purchase two million (2,000,000) shares of OSTK pursuant to and S-3 Registration or an acceptable exemption at a price of Fifty Cents ($.50) per share.

3. Expenses. OSTK shall reimburse XAI for all pre-approved travel and other expenses incurred by it in rendering services hereunder, including any expenses incurred by consultants when such consultants are temporarily located outside of the metropolitan New York, area for the purpose of rendering services to or for the benefit of OSTK pursuatn to this Agreement. XAI shall provide receipts and vouchers to OSTK for all expenses for which reimbursement is claimed. XAI will provide OSTK a budget of anticipated expenses XAI expects to accrue during the term of this agreement.

4. Invoices. All pre-approved invoices for services provided to OSTK and expenses incurred by XAI in connection therewith shall be payable in full within ten (10) days of the date of such invoice. Payment of invoices shall be made by wire transfer to: Summit Bank, ABA: 021202162, Account: 4247021126, FBO Xcel associates, Inc.



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5. Personnel.  XAI shall be an independent  contractor and no personnel utilized by XAI in providing services hereunder shall be deemed an employee of OSTK. Moreover, neither XAI nor any such person shall be empowered hereunder to act on behalf of OSTK. XAI shall have the sole and exclusive responsibility and liability for making all reports and contributions, withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf of OSTK, whether pursuant to any social security, unemployment insurance, worker's compensation law or other federal, state or local law now in force and effect or hereafter enacted.

6. XAI Assistance. OSTK agrees to provide XAI with such secretarial, clerical and bookkeeping assistance as XAI may reasonably request and shall otherwise cooperate with XAI personnel in their rendering of services hereunder. OSTK further agrees to provide XAI monthly a certified shareholders list and on a weekly basis the DTC sheets.

7. Term and Termination. This Agreement shall be effective from June 1, 2000, and shall continue in effect for a period of one year thereafter. This Agreement may be renewed for provisional three-month periods thereafter, upon mutual agreement of the parties.

8. Non-Assignability. The rights, obligations, and benefits established by this Agreement shall not be assignable by either party hereto. This Agreement shall, however, be binding upon and shall inure to the benefit of the parties and their successors.

9. Confidentiality. Neither XAI nor any of its consultants, other employees, officers, or directors shall disclose knowledge or information concerning the confidential affairs of OSTK with respect to OSTK's business or finances that was obtained in the course of performing services provided for herein.

10. Limited Liability. Neither XAI nor any of its consultants, other employees, officers, or directors shall be liable for consequential or incidental damages of any kind to OSTK that may arise out of or in connection with any services performed by XAI hereunder.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona or neutral jurisdiction without giving effect to the conflicts of law principles thereof or actual domicile of the parties.

12. Notice. Notice hereunder shall be in writing and shall be deemed to have been given at the time when deposited for mailing with the United States Postal Service enclosed in a registered or certified postpaid envelope addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

13. No other Agreements. This Agreement supercedes all prior understandings, written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof. No waiver, modification or termination of this Agreement shall be valid unless in writing signed by the parties hereto.



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IN WITNESS WHEREOF, OSTK and XAI have duly executed this Agreement as of the day and year first above written.



ONESOURCE TECHNOLOGIES, INC.



By: /s/ Jerry Washburn
-------------------------------
Mr. Jerry Washburn, President



XCEL ASSOCATES, INC.



By: /s/ Edward T. Whelan
-------------------------------
Edward T. Whelan, President